Exhibit 10.1

PRIVATE PLACEMENT AGENT AGREEMENT

THIS AGREEMENT made as of the 25th day of September 2025, by and between Antares Strategic Credit Fund, a Delaware limited liability company (the “Fund”) and Quasar Distributors, LLC, a Delaware limited liability company, with its principal office and place of business at 190 Middle Street, Suite 301, Portland, ME 04101 (“Placement Agent”).

WHEREAS, the Fund is a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”) and continuously offer its common shares of beneficial interest, which may consist of multiple classes of such shares (the “Shares”);

WHEREAS, the Fund has received an exemptive order issued by the Securities and Exchange Commission (the “SEC”) that permits the Fund to offer multiple classes of its Shares (the “Order”);

WHEREAS, in the event the Fund elects to issue more than one class of Shares, the Fund shall comply with the terms and conditions of the Order, including any compensation limits imposed by FINRA Rule 2130, and the Fund’s board of trustees (the “Board”) will approve this Agreement and a Distribution and Servicing Plan, voluntarily adopted pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), with respect to certain classes of Shares of the Fund;

WHEREAS, Shares have not been registered under the Securities Act of 1933 (as amended, the “1933 Act”) and it is intended that Shares shall not be required to be registered under the 1933 Act by virtue of an exemption afforded by Section 4(2) thereof and Rule 506 under Regulation D thereunder;

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the Private Placement Memorandum of the Fund (as amended from time to time, the “Private Placement Memorandum”);

WHEREAS, the Fund desires to retain Placement Agent as its principal underwriter in connection with the offering of the Shares of the Fund, and to advise, consult with and assist the Fund with the private placement of Shares; and

WHEREAS, this Agreement sets forth the terms and conditions upon which Placement Agent will serve as the principal underwriter and private placement agent for the Fund;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

section 1.         OFFERING OF SHARES; placement agent’S DUTIES

(a)           Placement Agent is hereby authorized to act as the principal underwriter and placement agent of the Fund for the placement of the Shares during the term of this Agreement and subject to the rules and regulations of the SEC and the laws governing the sale of securities in the various states (the “Blue Sky Laws”). Notwithstanding anything to the contrary in this Agreement, only officers or employees of the Fund’s investment adviser (“Adviser Reps”) shall solicit potential investors, distribute marketing materials, subscription and other materials to potential investors, or otherwise service or assist in the offering of the Shares during the term of this Agreement. The Adviser Reps shall identify U.S.-domiciled “Institutional Investors” (as defined in Section 2211(a)(3) of the Rules of the Financial Industry Regulatory Authority (“FINRA”)) and certain qualified investors, who are “U.S. Persons” (as defined in Rule 902(k) under the 1933 Act), “accredited investors” (as defined in Rule 501(a) under the 1933 Act), and meet other eligibility standards set forth in the Private Placement Memorandum, as amended or supplemented from time to time (investors meeting all of the foregoing qualifications, “Eligible Investors”). The provisions of this paragraph do not obligate Placement Agent to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Placement Agent to sell any particular number of Shares.

(b)         The Distributor may, in its discretion, and shall, at the request of the Fund, enter into agreements with qualified broker-dealers and other financial intermediaries (the “Financial Intermediaries”) in order that such Financial Intermediaries may sell Shares of the Fund. The form of any dealer agreement shall be approved by the Fund (“Standard Dealer Agreement”). The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) Distributor has received a payment from the Fund pursuant to such Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such Plan has been approved by the Fund’s Board.

(c)           The Placement Agent shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Placement Agent, if any.

(d)           The Placement Agent shall devote such time and personnel as it, in its discretion, deems appropriate, and shall not be required to devote any minimum amount of time or personnel, or raise any minimum amount of funds, in connection with its services hereunder.

(e)           The Placement Agent agrees to review all proposed marketing materials for compliance with applicable FINRA and SEC advertising rules and regulations and shall file with FINRA those marketing materials that it believes are in compliance with such laws and regulations. The Placement Agent agrees to furnish to the Fund any comments provided by regulators with respect to such materials.

(f)           This Agreement shall not be deemed to restrict or limit the ability of the Placement Agent and its affiliates to provide other services to the Fund or its affiliates or to receive compensation for such services.

(g)           All subscriptions for Shares shall be made through Financial Intermediaries or Adviser Reps and directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Private Placement Memorandum. The Fund shall give notice of such determination to the individual subscriber and the Financial Intermediary responsible for the subscription. No interest will be paid to subscribers on rejected subscriptions.

(h)         The Placement Agent shall be held harmless and shall incur no liability whatsoever in the event that the purchase of Shares under any subscription is not consummated due to any action or omission of the subscriber, the Fund, the Financial Intermediaries, or any other reason other than the willful misfeasance, bad faith or gross negligence of the Placement Agent. The Placement Agent shall not have any obligation to purchase any of the Shares as principal under any circumstances.

(i)           The Placement Agent shall maintain membership with the National Securities Clearing Corporation (“NSCC”), Depository Trust and Clearing Corporation (“DTCC”) and any other similar successor organizations to sponsor a participant number for the Fund so as to enable the Shares to be traded through NSCC’s Fund/SERV System (“FundSERV”) or DTCC’s Alternative Investment Product Services (“AIP”), as applicable. The Fund acknowledges and agrees that the Placement Agent shall not be responsible for any operational matters associated with the FundSERV or Networking services within the Fund’s NSCC account, including but not limited to taking orders from financial intermediaries. In addition, if AIP is applicable, the Placement Agent will serve as Non-Settling AIP sponsor and shall not be responsible for any operational matters associated with trades or subscription to AIP services of DTCC transactions.

(j)           Placement Agent agrees that it will not conduct, and will not authorize or permit any Financial Intermediary to conduct, a general solicitation or general advertising (as such terms are defined in Regulation D) with respect to the Shares.

(k)           The activities that are conducted by Placement Agent with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the Private Placement Memorandum, applicable laws and regulations, and the terms of this Agreement. Placement Agent will require each Financial Intermediary to ensure that prospective Eligible Investors are required to execute and deliver a Subscription Agreement to the Fund in connection with their initial subscription for Shares. The Fund shall furnish copies of the Private Placement Memorandum and the Subscription Agreement to the Financial Intermediaries in reasonable quantities upon request.

(l)             Placement Agent shall permit Financial Intermediaries to offer the Shares only to Eligible Investors only in jurisdictions in which the Fund is permitted to offer its Shares, provided that the Fund has provided Placement Agent in advance with a list of jurisdictions in which such offering may not be made.

(m)         The Placement Agent, in its agreements with Financial Intermediaries, will use commercially reasonable efforts to require that the Financial Intermediaries offer Shares only to persons who the Broker reasonably believes are “accredited investors,” as defined in Rule 501(a) of Regulation D under the Securities Act, and who meet the financial qualifications set forth in the Private Placement Memorandum, if any, or in any suitability letter or memorandum sent to it by the Company and will only make offers to persons in the jurisdictions in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Placement Agent, in its agreements with Financial Intermediaries, will require that the Broker comply with the provisions of all applicable rules and regulations relating to the suitability of investors, the provisions of Exchange Act Rule 15l-1 (“Regulation of Best Interest”) and applicable laws of the jurisdiction of which such investor is a resident. The Placement Agent, in its agreements with Financial Intermediaries, will require that the Financial Intermediaries shall sell Shares only to those persons who are eligible to purchase such shares as described in the Private Placement Memorandum and only through those Financial Intermediaries who are authorized to sell such shares. The Placement Agent, in its agreements with the Financial Intermediaries, shall require the Financial Intermediaries to maintain, for at least six years, a record of the information obtained to determine that an investor meets the financial qualification and suitability standards imposed on the offer and sale of the Shares.

(n)           The services furnished by the Placement Agent hereunder are not to be deemed exclusive and the Placement Agent shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

(o)           Notwithstanding anything herein to the contrary, the Placement Agent shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered, other than the 50 states of the United States, Washington D.C., Puerto Rico, Guam, and U.S. Virgin Islands.

section 2.         COMPLIANCE WITH APPLICABLE SECURITIES LAWS

(a)         With respect to their respective activities under this Agreement, Placement Agent and the Fund each agree that it will comply with the applicable requirements of (i) the 1933 Act (including Regulation D), (ii) the 1940 Act, (iii) the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made and (v) all applicable rules and regulations of FINRA. In connection with the foregoing, Placement Agent agrees to comply with such procedures as may be necessary in order that no act or omission to act by Placement Agent in connection with the Fund’s offering of Shares shall cause to become unavailable the exemption from registration of the Shares under the 1933 Act provided by Section 4(2) thereof and Rule 506 of Regulation D thereunder.

Placement Agent acknowledges and agrees that it is not authorized to give any information or make any representation other than those contained in (i) the Private Placement Memorandum or (ii) any marketing materials, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the placement of Shares.

(b)           Shares in the Fund will be offered on a private placement basis to Eligible Investors only. Unless the Fund has notified the Placement Agent of its intent to rely on the exemption from registration under the 1933 Act set forth in Section 506(c) of Regulation D, neither the Fund nor any person acting on its behalf, shall offer or sell Shares by any form of general solicitation or general advertising, including, without limitation, the methods described in Rule 502(c) of Regulation D under the 1933 Act.

(c)           The Fund shall prepare the Private Placement Memorandum and the application for Shares to be used in connection with all subscriptions (the “Subscription Application”). During the continuous offering, the Fund will deliver to the Placement Agent, without charge, at its principal place of business, as many copies of the foregoing documents as the Placement Agent may reasonably request.

(d)         The Fund shall extend to prospective investors an opportunity, prior to purchase of any Shares, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

(e)           The Placement Agent may rely upon advice given by the Fund and the Fund’s counsel, from time to time, as to the legality of, and any restrictions placed on, the offer or sale of Shares in jurisdictions where Shares are or may be offered. Subject to the foregoing and other provisions of this Agreement, the Placement Agent is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Placement Agent in connection with its services hereunder, including applicable rules of FINRA.

(f)           The Fund agrees that the Placement Agent shall not offer Shares in any jurisdiction outside of the United States unless otherwise agreed by the Fund and the Placement Agent (a “Foreign Jurisdiction”) in accordance with the following

(i)           The Fund and Placement Agent agree in writing to each jurisdiction deemed a Foreign Jurisdiction.

(ii)          The Fund notifies Placement Agent in writing of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information: (A) name of the Fund; (B) the applicable Foreign Jurisdiction; (C) whether, and, if so, with which regulatory authorities the Fund may need to be registered or otherwise authorized; (D) the location(s) from and in which the offering activities are proposed to be conducted and the scope of such activities; (E) whether the Fund will be offered or sold to investors or prospective investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (F) such other information as the Fund and Placement Agent may reasonably agree relevant.

(iii)         The Fund shall certify to Placement Agent that, based on the activity conducted in the applicable foreign jurisdiction, the Fund has taken all necessary action for it to comply with the laws and regulations of such foreign jurisdiction (“Foreign Laws and Regulations”) for its Shares to be offered and sold in the applicable foreign jurisdiction including registration of such Shares, if required.  For the avoidance of doubt, the Fund shall not certify to the Placement Agent that Placement Agent has taken all or any necessary action for it to be able to offer or sell Shares in any Foreign Jurisdiction.

(iv)         Placement Agent reserves the right to restrict or prohibit its offering in a Foreign Jurisdiction as Placement Agent reasonably deems necessary, in consultation with the Fund, to comply with applicable law.

(v)          The Fund represents that it has received guidance from local counsel with respect to the laws, rules and regulations governing private offerings of securities in any Foreign Jurisdiction .

section 3.         REPRESENTATIONS OF Placement agent

(a)          The Placement Agent hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)	this Agreement has been duly authorized, executed and delivered by the Placement Agent and, when executed and delivered, will constitute a valid and legally binding obligation of the Placement Agent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)	it is registered as a broker-dealer under the 1934 Act, is a member in good standing of FINRA and is registered as a broker or dealer in the 50 states of the United States, Washington D.C., Puerto Rico, Guam, and U.S. Virgin Islands.

(b)           In connection with all matters relating to this Agreement, the Placement Agent will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA, including without limitation FINRA Rules 2040, 2111, 2310, 5110 and 5141 and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Placement Agent’s role as the principal underwriter of the Fund.

(c)          The Placement Agent shall promptly notify the Fund of the commencement of any litigation or proceedings against the Placement Agent or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

section 4.         DUTIES AND REPRESENTATIONS OF THE FUND

(a)         The Fund shall furnish to Placement Agent copies of the Private Placement Memorandum and supplements or amendments thereto as requested, and shall otherwise cooperate with reasonable requests for documents or other information by Placement Agent in connection with its activities hereunder. The Fund shall make available to Placement Agent the number of copies of such materials as Placement Agent shall reasonably request. The Fund recognizes and confirms that in performing the services contemplated by this Agreement, Placement Agent does not assume responsibility for the accuracy or completeness of the documents described herein.

(b)           The Fund represents and warrants to Placement Agent, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and has elected to operate as a business development company under the 1940 Act;

(ii)	this Agreement has been duly authorized, executed and delivered by the Fund and, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Private Placement Memorandum, will be fully paid and nonassessable;

(v)	the Private Placement Memorandum and any marketing material prepared by the Fund or its agents do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Placement Agent pursuant to this Agreement shall be true and correct in all material respects;

(vii)	the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Private Placement Memorandum and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party;

(viii)	all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Shares, including registration of the Shares under the Securities Exchange Act of 1934, as amended, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered; and

(ix)	the Fund will not take any action that would cause the Placement Agent to be in violation of FINRA Rule 2310.

(x)	The Shares have not been and will not be registered under the 1933 Act or the Blue Sky Laws of any state of the United States or any other jurisdiction. The Shares have been authorized for sale as contemplated by the Private Placement Memorandum. Once payment is received, the Shares issued will conform to the description contained in the Private Placement Memorandum, as amended or supplemented. The offer and sale of the Shares in the manner contemplated by this Agreement and the Private Placement Memorandum will be exempt from the registration requirements of the 1933 Act pursuant to Section 4(2) thereof and Regulation D thereunder.

(xi)           The Shares will be offered and sold only to Eligible Investors; and

(xii)         The Fund will comply with the terms of any applicable Order.

(c)          The Fund shall not amend the Private Placement Memorandum without giving Placement Agent notice reasonably in advance of its effectiveness; provided, however, that nothing contained in this Agreement shall, in any way limit the Fund’s right to amend the Private Placement Memorandum as the Fund may deem advisable.

(d)           The Fund shall advise Placement Agent promptly: (i) of any request by the SEC or any state securities examiner for amendments to the Private Placement Memorandum or for additional information related to the Fund; (ii) in the event of the issuance by the SEC or any state securities examiner of any stop order suspending the use of the Private Placement Memorandum or the initiation of any proceedings for that purpose; (iii) of the happening of any material event, of which the Fund is aware or should be aware, that makes untrue any statement made in the Fund’s then current Private Placement Memorandum or which requires the making of a change in such document(s) in order to make the statements therein not misleading; (iv) of all action of the SEC or any state securities examiner with respect to any amendments to the Fund; and (v) any litigation or written threat of litigation, of which the Fund is aware or should be aware, by any person relating to the offering of Shares.

(e)           Subject to the duties assigned to Placement Agent under this Agreement, the Fund shall bear full responsibility for conducting its operations and affairs (including the preparation of the Fund’s governing documents, the Private Placement Memorandum, the Subscription Application, and all marketing materials) in compliance with applicable laws, including (i) those governing the private placement of Shares in accordance with Regulation D under the 1933 Act; (ii) the 1940 Act, and rules thereunder, (iii) any relevant provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder, and (iv) other applicable laws, rules and exemptions, such as (if applicable) Rule 4.5 under the Commodity Exchange Act, as amended. All restrictions relevant to the offering of Shares as may be necessary or appropriate in light of the foregoing at any time shall be set forth in the most recent version of the Private Placement Memorandum provided to Placement Agent by the Fund.

(f)           Except as otherwise expressly provided in this Agreement, Placement Agent shall be under no duty to comply with or take any action as a result of any amendment to the Fund’s governing documents, the Private Placement Memorandum, the Subscription Application, any marketing materials or any Fund policy. No such amendment that is materially adverse to or imposes materially different or additional duties upon the Placement Agent may be made unless Placement Agent expressly consents thereto in advance in writing. The Fund will submit to Placement Agent for approval prior to use, the Private Placement Memorandum, any amendment or supplement thereto, and any other marketing materials or documents distributed to Fund investors or potential investors (whether or not as part of the Placement) in which Placement Agent is mentioned.

(g)           The Fund shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

(h)           The Fund has adopted reasonably designed policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Fund (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Fund and the owners of the Shares.

section 5.         Compensation

(a)           In consideration of Placement Agent’s services in connection with the distribution of Shares of the Fund, Placement Agent shall receive the compensation set forth in Exhibit A.

(b)           Except as specified in Section 5(a), Placement Agent shall be entitled to no compensation or reimbursement of expenses for services provided by Placement Agent pursuant to this Agreement. Placement Agent may receive compensation from the Fund’s investment adviser related to its services hereunder or for additional services all as may be agreed to between the investment adviser and Placement Agent.

section 6.         Expenses

(a)           The Fund shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with its shareholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Private Placement Memorandum and amendments thereto, as well as related marketing material; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Fund; (iv) FINRA filing fees; and (v) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section 4(g) hereof.

(b)           The Placement Agent shall bear the expenses of registration or qualification of the Placement Agent as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Placement Agent does not assume responsibility for any expenses not expressly assumed hereunder.

section 7.         INDEMNIFICATION

(a)         The Fund shall indemnify, defend and hold the Placement Agent, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Placement Agent within the meaning of Section 15 of the 1933 Act (collectively, the “Placement Agent Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Placement Agent Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Placement Agent serving as principal underwriter of the Fund pursuant to this Agreement; (ii) the Fund’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Fund’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Private Placement Memorandum, shareholder reports, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under any applicable statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund is sold, provided, however, that the Fund’s obligation to indemnify any of the Placement Agent Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Private Placement Memorandum, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Placement Agent and furnished to the Fund or its counsel by the Placement Agent in writing for use in such Private Placement Memorandum, shareholder reports, or sales literature and advertising materials. In no event shall anything contained herein be so construed as to protect the Placement Agent against any liability to the Fund or its shareholders to which the Placement Agent would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Fund’s agreement to indemnify the Placement Agent Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Placement Agent Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Placement Agent Indemnitee, unless the failure to give notice does not prejudice the Fund. Such notification shall be given by letter or by telegram addressed to the Fund’s President, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 7(a).

(b)          The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Placement Agent, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Placement Agent Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any such suit, or in case the Placement Agent does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Placement Agent Indemnitee(s), the Fund will reimburse the Placement Agent Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Placement Agent and them. The Fund’s indemnification agreement contained in Sections 7(a) and 7(b) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent Indemnitee(s) and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Placement Agent’s benefit, to the benefit of each Placement Agent Indemnitee.

(c)          The Fund shall advance attorney’s fees and other expenses incurred by a Placement Agent Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

(d)          The Placement Agent shall indemnify, defend and hold the Fund, their affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Placement Agent’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Placement Agent’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Private Placement Memorandum, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by the Placement Agent in writing for use in such Private Placement Memorandum, sales literature and advertising materials or other information filed or made public by the Fund. In no event shall anything contained herein be so construed as to protect the Fund against any liability to the Placement Agent to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Placement Agent’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Placement Agent’s being notified of any action or claim of loss brought against a Fund Indemnitee, such notification to be given by letter or telegram addressed to the Placement Agent’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitee, unless the failure to give notice does not prejudice the Placement Agent. The failure so to notify the Placement Agent of any such action shall not relieve the Placement Agent from any liability which the Placement Agent may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Placement Agent’s indemnity agreement contained in this Section 7(d).

(e)          The Placement Agent shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Placement Agent elects to assume the defense, such defense shall be conducted by counsel chosen by the Placement Agent and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld. In the event the Placement Agent elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Placement Agent does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Placement Agent or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Placement Agent and the Fund Indemnitee(s), the Placement Agent will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them. The Placement Agent’s indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s) and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee.

(f)            No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

SECTION 8          DEALER AGREEMENT INDEMNIFICATION.

A.          Both parties acknowledge and agree that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Financial Intermediaries”), require that Placement Agent enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

B.           To the extent that Placement Agent enters into any Non-Standard Dealer Agreement, after review and approval by the Fund, the Fund shall indemnify, defend and hold the Placement Agent Indemnitees free and harmless from and against any and all Losses that any Placement Agent Indemnitee may incur arising out of or relating to (a) Placement Agent’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by Placement Agent in any Non-Standard Dealer Agreement to the extent that Placement Agent is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by Placement Agent under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification Placement Agent provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Placement Agent Indemnitees against any liability to the Fund or its shareholders to which the Placement Agent Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Placement Agent’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Placement Agent’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

section 9.         Limitations on Damages

Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

section 10.       Force Majeure

Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

section 11.       Duration and Termination

(a)           This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a majority of the outstanding voting securities of the Fund, in accordance with Section 15 of the 1940 Act.

(b)           Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, by the Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Fund through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of the Fund, or by the Placement Agent.

section 12.       Anti-Money Laundering Compliance

(a)           Each of Placement Agent and the Fund acknowledge that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

(b)          Each of Placement Agent and the Fund agrees that it will take such further steps and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Placement Agent undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Placement Agent’s AML Operations, and related books and records to the extent they pertain to the Placement Agent’s services hereunder. It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of Placement Agent’s AML Operations, books or records pertaining to other clients or services of Placement Agent.

section 13.       Privacy

(a)           In accordance with Regulation S-P, the Placement Agent will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund regarding any Fund shareholder; provided, however, that the Placement Agent may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Placement Agent. The Placement Agent shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund.

(b)           The Fund represents to the Placement Agent that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Placement Agent a copy of that statement annually. The Placement Agent agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

section 14.       CONFIDENTIALITY

During the term of this Agreement, the Placement Agent and the Fund may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means non-public or proprietary information belonging to the Placement Agent or the Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory or self-regulatory agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

section 15.       Notices

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, electronic mail, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Placement Agent:	(ii) To the Fund:
Quasar Distributors, LLC Attn: Legal Department 190 Middle Street, Suite 301 Portland, ME 04101 Telephone: (207) 553-7110 Email: legal@foreside.com	Antares Strategic Credit Fund Attn: Corporate Legal 320 South Canal Street, Suite 4200 Chicago, IL 60661 Telephone: (312) 638-4117 Email: legalnotices@antares.com

section 16.       Modifications

The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Placement Agent and the Fund. If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

section 17.       Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

section 18.       Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

section 19.       Survival

The provisions of Sections 5, 6, 7, 8, 9, 13, 14, 17, and 19 of this Agreement shall survive any termination of this Agreement.

section 20.       Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall be construed as if drafted jointly by both the Placement Agent and the Fund and no presumptions shall arise in favor of any party by virtue of authorship of any provision of this Agreement. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

section 21.       Counterparts

This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

Antares Strategic Credit Fund

By:	/s/ Steven Rubinstein
Name: Steven Rubinstein
Title: Vice President

Quasar Distributors, LLC

By:	/s/ Teresa Cowan
Name: Teresa Cowan
Title: President

EXHIBIT A

Compensation

SALES LOADS:

Any and all upfront commissions on sales of Shares notified by the Fund in writing to the Placement Agent in respect of a particular Financial Intermediary up to the maximum such upfront commission rate set forth in the Private Placement Memorandum in effect at the time of sale of such Shares.

Such commissions shall not exceed the amounts set forth in the Private Placement Memorandum and shall be paid by the Placement Agent to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Placement Agent has received such sales loads from the Fund.

DISTRIBUTION FEE:

The Fund will pay the Placement Agent an ongoing quarterly fee at the rate set forth in the Private Placement Memorandum and such fee shall be paid by the Placement Agent to the applicable Financial Intermediaries as set forth in the Private Placement Memorandum and only after, for so long as and to the extent that the Placement Agent has received such distribution fee from the Fund.